                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant  [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement             [_]  Confidential, For Use of the
                                                  Commission Only (as permitted
                                                  by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           Commission File No. 0-20572

                            PATTERSON DENTAL COMPANY
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1) Title of each class of securities to which transaction applies:
        ____________________________________________________________________
     2) Aggregate number of securities to which transaction applies:
        ____________________________________________________________________
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ____________________________________________________________________
     4) Proposed maximum aggregate value of transaction:

        ____________________________________________________________________
     5) Total fee paid:
        ____________________________________________________________________

[_]  Fee paid previously with preliminary materials:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     1) Amount Previously Paid:____________________________________________
     2) Form, Schedule or Registration Statement No.:______________________
     3) Filing Party:______________________________________________________
     4) Date Filed:________________________________________________________

                            PATTERSON DENTAL COMPANY
                            1031 Mendota Heights Road
                            St. Paul, Minnesota 55120


                                 August 9, 1999


Dear Shareholder of Patterson Dental Company:

     You are cordially invited to attend the Annual Meeting of Shareholders of Patterson Dental Company (the "Company"), to be held at the Decathlon Club, 1700 East 79th Street, Bloomington, Minnesota, on Monday, September 13, 1999, at 4:30 p.m.

     At the Annual Meeting you will be asked to vote for the election of two directors and to ratify the selection by the Board of Directors of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending April 29, 2000. I encourage you to vote for the nominees for director and for ratification of the appointment of Ernst & Young LLP.

     Whether or not you are able to attend the Annual Meeting in person, I urge you to sign and date the enclosed proxy and return it promptly in the enclosed envelope.



                                       Very truly yours,

                                       PATTERSON DENTAL COMPANY



                                       /s/ Peter L. Frechette
                                       Peter L. Frechette
                                       President and Chief Executive Officer

                            PATTERSON DENTAL COMPANY
                            1031 Mendota Heights Road
                            St. Paul, Minnesota 55120

                                  -------------

                                     NOTICE
                                       OF
                         ANNUAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                               SEPTEMBER 13, 1999

                                 --------------



     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Patterson Dental Company (the "Company") will be held at the Decathlon Club, 1700 East 79th Street, Bloomington, Minnesota, on Monday, September 13, 1999, at 4:30 p.m. local time, for the following purposes, as more fully described in the accompanying Proxy Statement:

     1. To elect two directors of the Company to have terms expiring in 2002 and until their successors shall be elected and duly qualified;

     2. To ratify the selection of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending April 29, 2000; and

     3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only shareholders of record at the close of business on July 19, 1999, are entitled to notice of and to vote at the meeting. Whether or not you expect to attend the meeting in person, please mark, date and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States. Proxies may be revoked at any time before they are exercised and, if you attend the meeting in person, you may withdraw your proxy and vote personally on any matter brought properly before the meeting.

                                       BY ORDER OF THE BOARD OF DIRECTORS



                                       /s/ Matthew L. Levitt
                                       Matthew L. Levitt
                                       Secretary

Saint Paul, Minnesota
August 9, 1999

                            PATTERSON DENTAL COMPANY
                            1031 Mendota Heights Road
                            St. Paul, Minnesota 55120

                                  -------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                               SEPTEMBER 13, 1999

                                 --------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Patterson Dental Company (the "Company") for use at the Annual Meeting of Shareholders to be held at the Decathlon Club, 1700 East 79th Street, Bloomington, Minnesota, on Monday, September 13, 1999, at 4:30 p.m. local time, or at any adjournment or postponement thereof. All shares of Common Stock represented by properly executed and returned proxies, unless such proxies have previously been revoked, will be voted at the meeting and, where the manner of voting is specified on the proxy, will be voted in accordance with such specifications. Shares represented by properly executed and returned proxies on which no specification has been made will be voted for the election of the nominees for director listed herein and for ratification of the selection of Ernst & Young LLP as the independent public accountants of the Company. If any other matters are properly presented at the meeting for action, including a question of adjourning or postponing the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

     The Notice of Annual Meeting, this Proxy Statement and the related proxy card are first being mailed to shareholders of the Company on or about August 9, 1999.

Record Date and Outstanding Common Stock

     The Board of Directors has fixed the close of business on July 19, 1999, as the record date for determining the holders of the Company's outstanding voting shares entitled to notice of, and to vote at, the meeting. On that date, the voting shares of the Company consisted of 33,660,333 shares of Common Stock, each entitled to one vote.

Revocability of Proxies

     Any shareholder who executes and returns a proxy may revoke it at any time before it is voted by giving written notice to the Secretary of the Company, by executing a later-dated proxy and delivering it to the Secretary of the Company, or by attending the meeting and giving oral notice to the Secretary of the Company. Any written notice delivered to the Secretary of the Company should be sent to Matthew L. Levitt, Secretary, Patterson Dental Company, 1031 Mendota Heights Road, St. Paul, Minnesota 55120.

Voting and Solicitation

     The Board of Directors recommends that an affirmative vote be cast in favor of each of the proposals listed on the proxy card.

     The Board of Directors knows of no other matters that may be brought before the meeting which require submission to a vote of the shareholders. If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

     Expenses incurred in connection with the solicitation of proxies will be paid by the Company. The proxies are being solicited principally by mail. In addition, directors, officers and regular employees of the Company may solicit proxies personally or by telephone, for which they will receive no consideration other than their regular compensation. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of Common Stock of the Company and will reimburse such persons for their expenses so incurred.

Quorum; Abstentions; Broker Non-Votes

     The presence, in person or by proxy, of the holders of at least a majority of the shares of Common Stock outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business at the meeting. All votes will be tabulated by the inspector of election for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

     If a properly executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.

     If a properly executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding ownership of the Company's Common Stock as of June 30, 1999 (unless noted otherwise), by (a) each person known to the Company to own beneficially more than five percent of its Common Stock, (b) each director and nominee for director, (c) each executive officer named in the Summary Compensation Table, and (d) the directors and executive officers as a group. Unless otherwise indicated, each person in the table has sole voting and investment power as to the shares shown.

                                                                     Amount and Nature             Percentage of
                                                                       of Beneficial                Outstanding
Name and Address of Beneficial Owner                                    Ownership(1)                    Stock
------------------------------------                                 -----------------             -------------
U.S. Bancorp.............................................            3,912,876 (2)                      11.7%
  601 Second Avenue South
  Minneapolis, MN 55402

Ronald E. Ezerski........................................            2,720,177 (3)                       8.1

Peter L. Frechette.......................................            2,650,601 (3)                       7.9

James W. Wiltz...........................................              409,701 (3)                       1.2

David K. Beecken.........................................              126,000 (4)                        *

Gary D. Johnson..........................................              120,888 (3)                        *

Andre B. Lacy............................................               61,425 (4)                        *

Burt E. Swanson..........................................               47,250 (4)                        *

Brian S. Watson..........................................               27,959 (3)                        *

All directors and executive officers as a group
   (12 persons)..........................................            6,247,608                          18.6%

---------
     *Less than 1%

(1) The securities "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the SEC and accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days. The same shares may be beneficially owned by more than one person. Includes shares of Common Stock held by the Patterson Dental Company Employee Stock Ownership Plan and Trust (the "ESOP"). Shares reported as owned by the ESOP trustee are also reported as beneficially owned by the executive officers to the extent that shares have been allocated to the ESOP accounts of the named person. Allocated shares are voted by the ESOP trustee in accordance with the direction of ESOP participants. Generally, unallocated shares and allocated shares as to which no direction is made by the participants are voted by the ESOP trustee in the same percentage as the allocated shares as to which directions are received by the ESOP trustee.

(2) As set forth in Schedule 13G filed with the SEC on February 11, 1999, includes (a) 141,338 shares over which sole voting power is claimed, (b) 3,771,538 shares over which shared voting power is claimed, (c) 826 shares over which sole dispositive power is claimed, and (d) 3,771,538 shares over which shared dispositive power is claimed. An affiliate of U.S. Bancorp acts as the ESOP trustee. The number of shares reported as beneficially owned includes approximately 3,768,231 shares held in the unallocated account of the ESOP, but excludes approximately 1,927,952 shares held in the allocated account of the ESOP.

(3) Includes the following shares allocated to the ESOP account of the respective executive officers: Ronald E. Ezerski (1,352 shares); Peter L. Frechette (1,403 shares); James W. Wiltz (1,151 shares); Gary D. Johnson (5,387 shares); and Brian S. Watson (4,195 shares).

(4) Includes shares purchasable by the named person under the Company's 1992 Director Stock Option Plan: David K. Beecken (36,000 shares); Andre B. Lacy (45,000 shares); and Burt E. Swanson (45,000 shares).

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table discloses compensation earned by the Company's Chief Executive Officer and the four other most highly compensated executive officers (collectively, the "Named Executive Officers") for the fiscal years ended April 1997, 1998 and 1999. The Company has no formalized employment agreements with its executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                      Long-Term Compensation
                                                                                     -------------------------
                                                             Annual Compensation               Awards
                                                           -----------------------   -------------------------
                                                                                     Restricted    Securities      All Other
                                                                                        Stock       Underlying    Compensation
       Name and Principal Position                Year     Salary ($)    Bonus ($)    Awards ($)   Options (#)      ($) (1)
       ---------------------------                ----     ----------    ---------    ----------   -----------    ------------
  Peter L. Frechette....................          1999      324,256      218,399            0              0          1,600
     President and Chief Executive Officer        1998      299,159      198,900            0              0          1,500
     of the Company                               1997      292,505      187,278            0              0          1,713

  Ronald E. Ezerski(2)..................          1999      196,063      109,724            0              0          1,600
     Executive Vice President, Treasurer and      1998      184,099      102,000            0              0          1,500
     Chief Financial Officer of the Company       1997      177,904       74,008            0              0          1,705

  James W. Wiltz........................          1999      197,600      102,375            0              0          1,600
     Vice President of the Company and            1998      193,785       93,750            0              0          1,500
     President of Patterson Dental Supply, Inc.   1997      156,404       69,452            0              0          1,674

  Brian S. Watson.......................          1999      159,640       65,520       34,922(3)      16,037          9,600
     Vice President of Marketing of Patterson     1998      153,500       60,000       33,893(3)           0          9,600
     Dental Supply, Inc.                          1997      127,000      225,881       14,286(3)           0          9,000

  Gary D. Johnson.......................          1999      149,640       65,520            0              0          9,600
     Vice President of Sales of Patterson         1998      148,967       60,000            0              0          8,938
     Dental Supply, Inc.                          1997      136,500       35,259            0              0          9,000

----------
(1) Consists of contributions by the Company to the executive officer's account under the ESOP for the end of each ESOP plan year in April 1997, 1998 and 1999.

(2)  Mr. Ezerski's employment with the Company terminated on July 31, 1999.

(3) Represents the dollar value of the difference between the price paid by Mr. Watson for shares purchased from the Company through deferral of salary and the fair market value of such shares at the date of purchase. At the end of fiscal year 1999, Mr. Watson held 7,590 shares of restricted stock with a value of approximately $282,728. In general, the shares of restricted stock vest three years from the date of grant. Dividends, to the extent they are declared and paid on shares of the Company's Common Stock, will be paid on this restricted stock.

                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth each grant of stock options during the fiscal year ended April 1999 to each of the Named Executive Officers. No SARs were granted during such fiscal year.

                                                                                                    Potential Realizable
                                                                                                      Value at Assumed
                                                                                                    Annual Rates of Stock
                                                                                                   Price Appreciation for
                                                          Individual Grants                          Option Term ($)(4)
                                   -------------------------------------------------------------   ----------------------
                                      Number of    Percent of Total
                                     Securities        Options
                                     Underlying       Granted to       Exercise
                                       Options       Employees in        Price       Expiration
Name                                Granted (1)    Fiscal 1999 (2)   ($/share) (3)      Date          5%             10%
----                                -----------    ----------------  -------------   -----------   --------       ---------
Peter L. Frechette..............            0             0               N/A              N/A          N/A             N/A

Ronald E. Ezerski...............            0             0               N/A              N/A          N/A             N/A

James W. Wiltz..................            0             0               N/A              N/A          N/A             N/A

Brian S. Watson.................       16,037           7.5           40.5625         02/10/09      409,096       1,036,731

Gary D. Johnson.................            0             0               N/A              N/A          N/A             N/A

--------------------
(1) Generally, 1/7 of these options vest on the third anniversary of the date of grant; and an additional 1/7 of these options vest on each anniversary of the date of grant occurring each year thereafter. These options have a ten-year term, subject to earlier termination in the event of the optionee's cessation of service with the Company.

(2) Based on an aggregate of 212,982 shares subject to options granted to employees under the Company's stock option plans during the fiscal year ended April 1999.

(3) The exercise price may be paid in cash or, at the discretion of the Compensation and Stock Option Committee of the Board of Directors, in shares of the Company's Common Stock valued at fair market value on the exercise date or any other method approved by the Compensation and Stock Option Committee of the Board of Directors.

(4) The potential realizable value is calculated based on the term of the option at the time of grant (ten years). Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent the Company's prediction of its stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the stock price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

                                  OPTION VALUES

     The following table sets forth information concerning the unexercised options held by the Named Executive Officers as of the end of fiscal year 1999. No options were exercised by the Named Executive Officers during fiscal year 1999. No SARs were exercised by the Named Executive Officers during fiscal year 1999 or were outstanding at the end of that fiscal year.

                                                           Number of Securities               Value of Unexercised
                                                          Underlying Unexercised              in-the-Money Options
                                                            Options at FY-End                    at FY-End ($)
                                                        ---------------------------       ---------------------------
Name                                                    Exercisable   Unexercisable       Exercisable   Unexercisable
----                                                    -----------   -------------       -----------   -------------
Peter L. Frechette..................................           0               0               N/A           N/A

Ronald E. Ezerski...................................           0               0               N/A           N/A

James W. Wiltz......................................           0               0               N/A           N/A

Brian S. Watson.....................................           0          16,037                 0             0

Gary D. Johnson.....................................           0               0               N/A           N/A

                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committee of the Board of Directors makes annual recommendations to the Board respecting the appropriate levels of compensation for the Company's senior executive officers for the following calendar year. The Committee considers how the achievement of the overall goals and objectives of the Company can be aided through adoption of an appropriate compensation philosophy and effective compensation program elements. In addition to approving the compensation arrangements for senior management, the Committee also reviews and approves the adoption of any compensation plans in which officers and directors are eligible to participate. The Company's three outside directors, Messrs. Swanson, Beecken and Lacy, comprise the Compensation Committee. The Committee reviews and makes recommendations to the Board with respect to the base salary component of compensation on a calendar year basis and on a next fiscal year basis with respect to the proposed bonus potential for the senior executives. The bonus potential for each of the senior officers is directly affected by their participation in the Management Incentive Compensation Plan ("MICP") which is reviewed by the Committee and adopted by the Board on a fiscal year basis. The Committee also considers and makes recommendations to the Board with respect to the participation and mix of benefits granted under the Company's newly adopted Long Term Incentive Plan ("LTIP").

     The Committee had discussions with the President and Executive Vice President, reviewed the present salary ranges, current salaries and bonus potential for each position, considered management's overall salary objectives and discussed philosophy respecting the components of the compensation package such as the amount of compensation to be placed at risk, short-term versus longer term incentives, the use of stock option programs, the alignment of executive compensation with the enhancement of shareholder value and other issues. The Committee also reviewed other information available to its members, including an executive compensation pricing report prepared by the Company's compensation manager. That report benchmarked the Company's base and total compensation for officer positions against market rates from published surveys by recognized firms and compensation consultants.

Compensation Philosophy and Objectives

     The Company's executive compensation philosophy is to link such compensation to the attainment of business objectives and earnings performance, over the near and longer term, which in turn will enable the Company to attract, retain and reward executive officers who contribute to the success of the Company. The MICP for the fiscal year ending April 24, 1999 specifically ties incentive compensation to the Company's earnings, and each participating officer's incentive compensation, including incentive compensation for the senior officers, increases in direct proportion to the Company's increase in profit. The objective of the MICP is to encourage greater initiative, resourcefulness, teamwork and efficiency on the part of all key employees whose performance and responsibilities directly affect Company profits. The overall goal of the plan is to reward these officers for achieving superior performance.

     The Committee recognizes that the MICP, together with the bonus potential for each officer, places a substantial amount of the total compensation of an executive at risk. If the Company's near and longer term goals are achieved, an executive could obtain total compensation at or near the competitive total compensation shown in the surveys for comparable positions in companies having similar sales for fiscal year 1999. Keeping base salaries relatively low with a higher portion of the total compensation package dependent upon performance is compatible with the Company's traditional executive compensation approach.

Executive Compensation Program Components

     The Company's executive compensation program for the senior officers, including the President and Chief Executive Officer, consists of a base salary, an annual cash incentive in the form of a potential bonus measured as a percentage of base salary and participation in the LTIP adopted by the Board in December 1998. The particular elements of the compensation program are discussed more fully below.

     Base Salary. Annual base salary levels of executives are determined by the potential impact of the individual on the Company and its performance, the skills and experience required by the position, the individual performance of the executive, the Company's overall performance, internal equity and external pay practices.

     Incentive Compensation. Annual cash bonuses are paid under the Company's MICP and are designed to provide a direct financial incentive to executives to achieve the Company's annual profit goals. The annual bonus potential percentages of base salary range from 35% to 65% of base salary, subject to increase in direct relation to the Company's increase in profit. Each senior executive officer has the opportunity to increase his targeted bonus potential as a percentage of base salary in accordance with the formula contained in the MICP which allows 150% of the targeted bonus potential to be paid if 110% of the planned profit is achieved. Conversely, the MICP allows 50% of the targeted bonus potential to be paid if 90% of the planned profit is achieved. The increase in percentage of bonus potential is theoretically unlimited, but as pointed out below, the threshold level of the planned profit for reaching bonus potential is substantial and has moved upward each year. Accordingly, Peter L. Frechette, the Company's President and Chief Executive Officer, who had a 65% bonus potential for fiscal year 1999, received a bonus of 68.3% of base pay because the Company achieved 101% of its plan. Because the Company achieved 101% of its profit goals for the fiscal year ending April 24, 1999, the senior officers earned cash bonuses of 105% of their targeted potential bonus percentage of base salary. Each year the MICP is revised to set new profit goals for the Company and the key employee participants in the plan.

     Long Term Incentive Plan. To address a need in the overall compensation package, the Board adopted an LTIP in December 1998. The plan is composed of two compensation elements: stock options and life insurance. The stock options are granted under the Employee Stock Option Plan adopted in 1992 and the life insurance component is made up of a combination of split dollar and key person insurance. Participants include officers, region managers and other key managers. Stock options granted vest incrementally over a three to ten year period and the insurance creates immediate life insurance coverage which provides long term cash value over five to fifteen years as a supplemental source of retirement income. The objectives of the LTIP are to: (1) create an incentive program to increase shareholder value over a longer term which does not compete with other benefit plans currently in place at the Company; (2) provide a program which assists in retention of and rewards new management employees with limited effect on the Company's financial statements and cash flow; and (3) recognize that equity compensation may not be appropriate for all management employees.

     The Company's base salary ranges changed for the fiscal year ending April 24, 1999 to more closely approximate the market averages described in the Company's compensation pricing report benchmarked against outside survey reports. With the addition of an LTIP to the compensation package, the Committee believes that total compensation is competitive in relation to market data. For fiscal 1999, the hurdle rates under the MICP were a 22% increase in net earnings and a 19.7% increase in operating income, both of which were substantial targets to meet. Because the Company continues to reward the performance of its executives through the profitability-oriented MICP, the Committee believes that if the Company achieves its goals it can justify paying more than competitive levels of total compensation.

     Approximately 1,055 employees have subscribed to purchase Common stock under the Employee Stock Purchase Plan (adopted in 1992). That plan together with the Capital Accumulation Plan (approved by the shareholders in 1996) and the newly adopted LTIP have, in the Committee's view, provided effective tools in motivating and encouraging officers and other key employees to lessen the dependence of the Company on annual compensation and bonuses in order to attract, retain and motivate key personnel to grow the Company's sales and earnings. Since the most senior officers are also substantial shareholders, such senior officers currently have long-term incentives which are directly aligned with the long-term interests of the Company's shareholders.

Corporate Tax Deduction on Compensation in Excess of $1 Million a Year

     The Company's income tax deduction for executive compensation is limited by Internal Revenue Code Section 162(m) to $1 million per executive per year, unless compensation above that amount is "performance-based." This limit applies to the Company's Chief Executive Officer and the other executive officers who are most highly compensated. They are identified in the Summary Compensation Table. The Company has not had any deductions limited by Section 162(m) to date.

     The Committee will make every reasonable effort to ensure that all compensation paid to its executives is fully deductible, provided it determines that application of this limit is consistent with the Company's needs and its executive compensation philosophy.

                                       Respectfully submitted,
                                       /s/ David K. Beecken
                                       /s/ Andre B. Lacy
                                       /s/ Burt E. Swanson, Chairman
                                       The Compensation Committee


                            COMPANY STOCK PERFORMANCE

     The graph below compares the cumulative total shareholder return on $100 invested on April 23, 1994, through April 24, 1999, with the cumulative total return for the same time period on the same amount invested in the Nasdaq Stock Market (U.S. Companies) Index and an index of peer companies selected by the Company. The Peer Group Index consists of 21 companies (including the Company) based on the same Standard Industrial Code.*

                              [Performance Chart]


                             --------------FISCAL YEAR ENDING--------------
COMPANY/INDEX/MARKET          1994    1995    1996    1997    1998    1999

Patterson Dental Co          100.00  106.84  139.01  141.88  217.02  256.64
SIC Code Index               100.00   90.96  116.19   93.06  145.63   88.66
NASDAQ Market Index          100.00  109.19  152.42  162.47  241.31  318.66

--------------------
* American HomePatient, Inc., Biora AB ADR, Cantel Industries, Inc., Cyberonics, Inc., Elron Electronic Industries Ltd., ESC Medical Systems Limited, Graham-Field Health Products, Inc., Henry Schein, Inc., Horizon Medical Products, Inc., Innovative Medical Services, Netmed, Inc., Novoste Corporation, Nyer Medical Group, Inc., Owens & Minor, Inc., Patterson Dental Company, Prime Capital Corp., Pro-Dex, Inc., PSS World Medical Inc., Strategic Distribution, Inc., U.S. China Industrial Exchange, Inc., and Vallen Corporation.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes, as nearly equal in number as possible, with the term of office of a class expiring each year. Directors are elected for staggered terms of three years. Ronald E. Ezerski and Andre B. Lacy have been nominated to serve three-year terms expiring in 2002. There are three other directors of the Company whose terms of office do not expire in fiscal 1999.

     The persons named in the accompanying proxy will vote for the election of the above named nominees, unless authority to vote is withheld. The Board is informed that the nominees are willing to serve as directors, however, if any nominee is unable to serve or for good cause will not serve, the proxy may be voted for such other person as the proxies shall, in their discretion, determine.

     Set forth below is certain information concerning the nominees for election as directors of the Company and the three directors of the Company whose terms of office will continue after the meeting.

                  Nominees for Election as Directors for Terms
                     Expiring at the Annual Meeting in 2002

     Ronald E. Ezerski, age 53, served as Vice President, Treasurer and Chief Financial Officer of the Company from December 1982 through July 1999 and was President of its subsidiary, Dental Capital Corporation, from December 1982 until October 1988 when it was merged into the Company. From September 1996 through July 1999, Mr. Ezerski also served as Executive Vice President of the Company. Mr. Ezerski has been a director of the Company since March 1983.

     Andre B. Lacy, age 59, has been President and Chief Executive Officer of LDI Management, Inc. since 1986 and its Chairman since 1992. LDI Management, Inc. is managing general partner of LDI, Ltd., an industrial and investment limited partnership. Mr. Lacy is also a member of the boards of directors of the following public companies: FinishMaster, Inc., IPALCO Enterprises, Inc., Tredegar Industries and Albemarle Corporation. Mr. Lacy has been a director of Patterson since 1989.

                           Director Whose Term Expires
                          at the Annual Meeting in 2000

     Burt E. Swanson, age 72, is of counsel to the law firm of Briggs and Morgan, Professional Association, legal counsel to the Company since its acquisition from The Beatrice Companies, Inc. Mr. Swanson was a practicing member of Briggs and Morgan from 1955 to 1995 and has been a director of Patterson since 1989.

                          Directors Whose Terms Expire
                          at the Annual Meeting in 2001

     Peter L. Frechette, age 61, has been President and Chief Executive Officer of the Company since September 1982 and has been a director of the Company since March 1983. Prior to joining Patterson, Mr. Frechette was employed by American Hospital Supply Corporation for 18 years, the last seven of which he served as President of its Scientific Products Division. Mr. Frechette holds an M.B.A. degree from Northwestern University and a B.S. degree in economics from the University of Wisconsin. Mr. Frechette is also a director of FinishMaster, Inc. where he serves on the compensation committee of the board.

     David K. Beecken, age 52, has been Managing Director of Beecken Petty & Company, which is the General Partner of Healthcare Equity Partners, an investment limited partnership, since September 1996. Mr. Beecken was Senior Managing Director of ABN AMRO Incorporated, a broker-dealer, from February 1993 to

March 1999. ABN AMRO Incorporated has provided certain financial advisory services to the Company. From 1989 to February 1993, Mr. Beecken was a Senior Vice President - Managing Director of First National Bank of Chicago. Mr. Beecken has been a director of Patterson since 1985.

The Board of Directors and Committees

     The Board of Directors held four meetings and took action by written consent on six occasions during fiscal 1999. Each director attended all of the Board meetings held.

     The Board of Directors has established Executive, Audit and Compensation and Stock Option Committees. There is no nominating committee of the Board. The members of the Executive Committee are Messrs. Frechette and Ezerski. The Executive Committee is granted the power to deal with important matters which arise between Board meetings and upon which action must be taken or attention given prior to the next scheduled Board meeting. The Executive Committee did not meet in person in fiscal 1999, but took written action on four occasions.

     The members of the Audit Committee are Messrs. Beecken, Swanson and Lacy. The Audit Committee is empowered by the Board of Directors to review the financial books and records of the Company in consultation with the Company's accounting and auditing staff and its independent auditors and to review with the accounting staff and independent auditors the scope of the audit, the audit plan and any questions raised with respect to accounting and auditing policy and procedure. The Audit Committee held three meetings during fiscal 1999.

     The members of the Compensation and Stock Option Committee are Messrs. Beecken, Swanson and Lacy. The Compensation and Stock Option Committee is authorized by the Board of Directors to establish general levels of compensation for officers of the Company, to set the annual compensation of each of the executive officers of the Company, to grant options to employees under the Company's option plans, and to review and approve compensation and benefit plans of the Company. The Compensation and Stock Option Committee held four meetings during fiscal 1999.

Directors' Compensation

     Non-employee directors receive a retainer of $10,000 per year. Out-of-pocket expenses incurred on behalf of the Company are reimbursed for all directors.

     Non-employee directors also receive periodic stock option grants under the Company's 1992 Director Stock Option Plan. Each non-employee director receives a one-time option grant for 22,500 shares of Common Stock upon first taking office. Each October 1, each non-employee director who continues to serve as a Board member receives an option for 9,000 shares of Common Stock, except that a non-employee director will not receive an annual option grant for 9,000 shares in the same year he or she receives the one-time option grant for 22,500 shares. Options are granted at the fair market value on the date of grant and are exercisable for a period of four years commencing one year after the date of grant.

Required Vote

     Election as a director requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the meeting. The Board of Directors recommends that shareholders vote FOR the election of the nominees listed above.

                                 PROPOSAL NO. 2

           RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Ernst & Young LLP as independent public accountants for the Company for the year ending April 29, 2000. A proposal to ratify that appointment will be presented to shareholders at the meeting. If the shareholders do not ratify the selection of Ernst & Young LLP, another firm of independent public accountants will be selected by the Board. Representatives of Ernst & Young LLP will be present at the meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders in attendance.

                              CERTAIN TRANSACTIONS

     As an inducement to relocate to Company headquarters, the Company loaned $75,000 to Brian S. Watson, the Vice President of Marketing of Patterson Dental Supply, Inc., in January 1997. Assuming that Mr. Watson's employment with the Company continues through January 1, 2007, the loan will become payable at such time but will bear no interest. If Mr. Watson's employment with the Company terminates prior to January 1, 2007, the loan will become payable at such time and will bear interest at a rate no less favorable to the Company than could have been obtained from unaffiliated third parties. As of April 24, 1999, there had been no payments on the loan.

                      COMPLIANCE WITH SECTION 16(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and provide the Company with copies of such reports. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the past fiscal year its officers, directors and greater than ten percent shareholders complied with applicable filing requirements.

                              SHAREHOLDER PROPOSALS
                           FOR THE 2000 ANNUAL MEETING

     If a shareholder of the Company wishes to present a proposal for consideration for inclusion in the proxy materials for the 2000 Annual Meeting of Shareholders, the proposal must be sent by certified mail, return receipt requested, and must be received at the executive offices of the Company, 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attn: Secretary, no later than April 11, 2000. All proposals must conform to the rules and regulations of the SEC. Under SEC rules, if a shareholder notifies the Company of his or her intent to present a proposal for consideration at the 2000 Annual Meeting of Shareholders after June 25, 2000, the Company, acting through the persons named as proxies in the proxy materials for such meeting, may exercise discretionary authority with respect to such proposal without including information regarding such proposal in its proxy materials.

                          ANNUAL REPORT TO SHAREHOLDERS

     A copy of the Company's Annual Report to Shareholders for the fiscal year ended April 24, 1999, accompanies this Notice of Annual Meeting, Proxy Statement and related proxy card. No part of the Annual Report to Shareholders is incorporated herein and no part thereof is to be considered proxy soliciting material.

                                       BY ORDER OF THE BOARD OF DIRECTORS


                                       /s/ Peter L. Frechette
                                       Peter L. Frechette
                                       President and Chief Executive Officer

Saint Paul, Minnesota
August 9, 1999

                            PATTERSON DENTAL COMPANY
























PATTERSON DENTAL COMPANY                                                 Proxy
1031 Mendota Heights Road
St. Paul, Minnesota 55120

--------------------------------------------------------------------------------

           This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned shareholder of Patterson Dental Company, a Minnesota corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated August 9, 1999, and hereby appoints Ronald E. Ezerski and Peter L. Frechette, or either of them, proxies and attorneys-in-fact, with full power to each of substitution and revocation, on behalf and in the name of the undersigned, to represent the undersigned at the 1999 Annual Meeting of Shareholders of the Company to be held at the Decathlon Club, 1700 East 79th Street, Bloomington, Minnesota, on Monday, September 13, 1999, at 4:30 p.m. local time, or at any adjournment or postponement thereof, and to vote, as designated below, all shares of Common Stock of the Company which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.



                       See reverse for voting instructions

                               Please detach here

1. To elect two directors of the Company to have terms expiring in 2002 and until their successors shall be elected and duly qualified.

     01  Ronald E. Ezerski               02 Andre B. Lacy


       [_]  FOR all nominees                    [_]  WITHHOLD AUTHORITY to
            listed at left                           vote for all nominees
            (except as marked                        listed at left
            to the contrary below)

     (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

                              --------------------------------------------------

                              --------------------------------------------------

2. To ratify the selection of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending April 29, 2000.

                         [_] For [_] Against [_] Abstain

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. ABSTENTIONS WILL BE COUNTED TOWARDS THE EXISTENCE OF A QUORUM.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Address Change? Mark Box [_]
Indicate changes below:

                                     Dated:_________________________, 1999

                              --------------------------------------------------

                              --------------------------------------------------
                              Signature(s) in Box
                              (If there are co-owners both must sign)
                              Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.